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                                                                    Exhibit (14)



  Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 9 to the 1933 Act Registration Statement (Form N-6 No. 333-144272) and Amendment No. 34 to the 1940 Act Registration Statement (Form N-6 No. 811-4160), and to the use therein of our reports dated (a) April 1, 2014, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) April 25, 2014, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account JF-A for the registration of units of interest in a separate account under individual flexible premium variable life insurance policies.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 25, 2014